Exhibit 99.1

First Niagara Risk Management, Inc. agrees to acquire Hatch Leonard Naples, Inc.
Transaction creates one of the largest insurance agencies in upstate New York,
14th largest bank-owned agency in the United States

LOCKPORT, NY — June 28, 2005 — First Niagara Risk Management, Inc., the wholly-owned insurance subsidiary of First Niagara Bank and its parent First Niagara Financial Group, Inc. (Nasdaq: FNFG) (the “Company”) announced today that it has signed a definitive agreement to acquire Hatch Leonard Naples, Inc. the largest insurance agency in Rochester and among the top agencies in Buffalo and Syracuse. Following the completion of the transaction, Hatch Leonard Naples will merge with First Niagara Risk Management to create one of upstate New York’s largest insurance agencies. The acquisition is expected to close July 31, 2005.

Daniel E. Cantara, Senior Vice President of Financial and Business Services with First Niagara, enthusiastically commented on the transaction and the Company’s success in the insurance arena. “Agency acquisitions have been terrific investments for us. We first entered the business in 1999 and have since made several acquisitions to drive expansion into new territories and form critical mass across the bank’s footprint. We have secured additional insurance talent and lines of business all while exceeding our return-on-investment goals. The First Niagara/Hatch Leonard Naples combination creates a very formidable agency and will make us the only bank in upstate New York with insurance capabilities throughout its market area.”

Similar to First Niagara, Hatch Leonard Naples specializes in commercial insurance, surety bonds, workers’ compensation, employee benefits and personal insurance. At the close of the transaction, Hatch Leonard Naples will be merged with First Niagara Risk Management. The combined agency will operate under the direction of current Hatch Leonard Naples’ Chief Executive Officer, Gerard J. Wenzke. First Niagara Risk Management Chief Executive Officer, John D. Hoffman, will become the Chairman of the agency’s board of directors.

“We have always looked for partners who have business philosophies and core values that are very similar to ours,” said Hoffman. “Like First Niagara, Hatch Leonard Naples passionately puts clients first through knowledge, experience and a commitment to relationships. Together, we compliment each other so well that each entity will use its strengths to enhance the capabilties of the other. The future for the combined agency provides us with a tremendous opportunity.”

Hatch Leonard Naples was established in 1910 and serves more than 1,100 businesses and 4,000 individuals throughout Upstate New York. Its offices are located in Rochester, Buffalo, Syracuse, Albany and Plattsburgh. The agency’s revenue in 2004 exceeded $17 million.

“As the two worlds of banking and insurance continue to converge, we wanted to align ourselves with an organization similar to our own: a progressive company that is client focused,” said Wenzke. “Together we will enhance our ability to do more for our clients, employees and our community. In First Niagara, we have found a perfect partner.”

First Niagara Risk Management’s product line includes personal and commercial insurance, surety bonds, risk management, employee benefits and administration and life, disability and long-term care coverage. Current annual revenue exceeds $22 million and the agency has office locations that stretch across the state including Buffalo, Newfane, Rochester, Ithaca, Hudson and Albany.

According to Senior Vice President of Marsh, Berry & Company, Inc., Paul Vredenburg, CPA, “The addition of the talented people of Hatch Leonard Naples Inc. creates a complete relationship team for First Niagara Risk Management throughout the bank’s footprint. The combined entity will be a dominant insurance distribution channel in upstate New York and fits strategically with the bank’s objectives in furthering its insurance product offering to current and potential customers.” MarshBerry, the nation’s leading insurance M&A advisory firm, represented First Niagara in the transaction.

Under the terms of the Agreement, the consideration will include a combination of cash and FNFG stock. The Company estimates that approximately 435,000 shares will be issued in connection with the transaction. The combined agency will have in excess of $40 million in annual revenue and nearly 300 employees. It is expected that the transaction will be accretive to earnings in 2006 and will provide an internal rate of return in excess of the Company’s hurdle rate of 15% for this transaction.

First Niagara Risk Management is the insurance subsidiary of First Niagara Bank. The full-service, community oriented bank has assets of approximately $8.0 billion and deposits of $5.2 billion. It provides financial services to individuals, families and businesses through 116 branches and several financial service subsidiaries across New York State. For more information, visit http://www.fnfg.com.

Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts
Paul J. Kolkmeyer.	President and CEO
John R. Koelmel.	Chief Financial Officer
Christopher J. Thome.	Reporting and Investor Relations Manager
(716) 625-7645
chris.thome@fnfg.com
Leslie G. Garrity.	Corporate Affairs & Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com